Sub-Item 77E

                           TAX-FREE INVESTMENTS TRUST

                                LEGAL PROCEEDINGS

SETTLED ENFORCEMENT ACTIONS AND INVESTIGATIONS RELATED TO MARKET TIMING

On October 8, 2004, INVESCO Funds Group, Inc. ("IFG") (the former investment advisor to certain AIM Funds), AIM and A I M Distributors, Inc. ("ADI") (the distributor of the retail AIM Funds) reached final settlements with certain regulators, including the Securities and Exchange Commission ("SEC") the New York Attorney General and the Colorado Attorney General, to resolve civil enforcement actions and/or investigations related to market timing and related activity in the AIM Funds, including those formerly advised by IFG. As part of the settlements, a $325 million fair fund ($110 million of which is civil penalties) has been created to compensate shareholders harmed by market timing and related activity in funds formerly advised by IFG. Additionally, AIM and ADI created a $50 million fair fund ($30 million of which is civil penalties) to compensate shareholders harmed by market timing and related activity in funds advised by AIM, which was done pursuant to the terms of the settlement. These two fair funds will be distributed in accordance with a methodology to be determined by AIM's independent distribution consultant, in consultation with AIM and the independent trustees of the AIM Funds and acceptable to the staff of the SEC.

The AIM Funds expect that the SEC will, in the near future, provide notice to the public that it has approved the distribution methodology (the "IDC Plan") determined by AIM's independent distribution consultant, as described above, and that payments from the two fair funds may be distributed in accordance with the terms of the IDC Plan. AIM has informed the AIM Funds that, as soon as practicable upon the SEC's issuance of such notice, AIM intends to make or cause to be made available further details regarding the IDC Plan and planned distributions thereunder on AIM's website, available at http:www.aiminvestments.com. While the AIM Funds expect that the SEC will make the above-described notice available in the near future, neither AIM nor the AIM Funds are able to guarantee this or make any specific representation as to the actual timing of such notice's availability.

PENDING LITIGATION

Pending Regulatory Action Alleging Market Timing

On August 30, 2005, the West Virginia Office of the State Auditor - Securities Commission ("WVASC") issued a Summary Order to Cease and Desist and Notice of Right to Hearing to AIM and ADI (Order No. 05-1318). The WVASC makes findings of fact that AIM and ADI entered into certain arrangements permitting market timing of the AIM Funds and failed to disclose these arrangements in the prospectuses for such Funds, and conclusions of law to the effect that AIM and ADI violated the West Virginia securities laws. The WVASC orders AIM and ADI to cease any further violations and seeks to impose monetary sanctions, including restitution to affected investors, disgorgement of fees, reimbursement of investigatory, administrative and legal costs and an "administrative assessment," to be determined by the Commissioner. Initial research indicates that these damages could be limited or capped by statute. By agreement with the Commissioner of Securities, AIM's time to respond to that Order has been indefinitely suspended.

Private Civil Actions Alleging Market Timing

Multiple civil lawsuits, including purported class action and shareholder derivative suits, have been filed against various parties (including, depending on the lawsuit, certain AIM Funds, IFG, AIM, AIM Management Group Inc. ("AIM Management"), INVESCO PLC ("INVESCO"), the parent company of IFG and AIM, certain related entities, certain of their current and former officers and/or certain unrelated third parties) based on allegations of improper market timing and related activity in the AIM Funds. These lawsuits allege a variety of theories of recovery, including but not limited to: (i) violation of various provisions of the Federal and state securities laws; (ii) violation of various provisions of ERISA; (iii) breach of fiduciary duty; and/or (iv) breach of contract. These lawsuits were initiated in both Federal and state courts and seek such remedies as compensatory damages; restitution; injunctive relief; disgorgement of management fees; imposition of a constructive trust; removal of certain directors and/or employees; various corrective measures under ERISA; rescission of certain Funds' advisory agreements; interest; and attorneys' and experts' fees. The list below identifies such lawsuits (excluding those lawsuits that have been recently transferred as mentioned herein) that have been served on IFG, AIM, the AIM Funds or related entities, or for which service of process has been waived (with the exception of the Sayegh lawsuit discussed below).

     - RICHARD LEPERA, On Behalf Of Himself And All Others Similarly Situated, v. INVESCO FUNDS GROUP, INC., ET AL, in the District Court, City and County of Denver, Colorado, (Civil Action No. 03-CV-7600), filed on October 2, 2003.

     - MIKE SAYEGH, On Behalf of the General Public, v. JANUS CAPITAL CORPORATION, ET AL., in the Superior Court of the State of California, County of Los Angeles (Case No. BC304655), filed on October 22, 2003 and amended on December 17, 2003 to substitute INVESCO Funds Group, Inc. and Raymond R. Cunningham for unnamed Doe defendants.

     - RAJ SANYAL, Derivatively On Behalf of NATIONS INTERNATIONAL EQUITY FUND, ET AL., v. WILLIAM P. CARMICHAEL, in the Superior Court Division, State of North Carolina (Civil Action No. 03-CVS-19622), filed on November 14, 2003.

     -    L. SCOTT KARLIN, Derivatively On Behalf of INVESCO FUNDS GROUP, INC.,
          v. AMVESCAP, PLC, ET AL., in the United States District Court, District of Colorado (Civil Action No. 03-MK-2406), filed on November 28, 2003.

     - RICHARD RAVER, Individually and On Behalf of All Others Similarly Situated, v. INVESCO FUNDS GROUP, INC., ET AL., in the United States District Court, District of Colorado (Civil Action No. 03-F-2441), filed on December 2, 2003.

     - JERRY FATTAH, Custodian For BASIM FATTAH, Individually and On Behalf of All Others Similarly Situated, v. INVESCO ADVANTAGE HEALTH SCIENCES FUND, ET AL., in the United States District Court, District of Colorado (Civil Action No. 03-F-2456), filed on December 4, 2003.

     - EDWARD LOWINGER and SHARON LOWINGER, Individually and On Behalf of All Others Similarly Situated, v. INVESCO ADVANTAGE HEALTH SCIENCES FUND, ET AL., in the United States District Court, Southern District of New York (Civil Action No. 03-CV-9634), filed on December 4, 2003.

     - JOEL GOODMAN, Individually and On Behalf of All Others Similarly Situated, v. INVESCO FUNDS GROUP, INC. AND RAYMOND R. CUNNINGHAM, in the District Court, City and County of Denver, Colorado (Case Number 03CV9268), filed on December 5, 2003.

     - STEVEN B. EHRLICH, Custodian For ALEXA P. EHRLICH, UGTMA/FLORIDA, and DENNY P. JACOBSON, Individually and On Behalf of All Others Similarly Situated, v. INVESCO ADVANTAGE HEALTH SCIENCES FUND, ET AL., in the United States District Court, District of Colorado (Civil Action No. 03-N-2559), filed on December 17, 2003.

     - JOSEPH R. RUSSO, Individually and On Behalf of All Others Similarly Situated, v. INVESCO ADVANTAGE HEALTH SCIENCES FUND, ET AL., in the United States District Court, Southern District of New York (Civil Action No. 03-CV-10045), filed on December 18, 2003.

     - MIRIAM CALDERON, Individually and On Behalf of All Others Similarly Situated, v. AMVESCAP PLC, ET AL., in the United States District Court, District of Colorado (Civil Action No. 03-M-2604), filed on December 24, 2003.

     - PAT B. GORSUCH and GEORGE L. GORSUCH v. INVESCO FUNDS GROUP, INC. AND AIM ADVISER, INC., in the United States District Court, District of Colorado (Civil Action No. 03-MK-2612), filed on December 24, 2003.

     - LORI WEINRIB, Individually and On Behalf of All Others Similarly Situated, v. INVESCO FUNDS GROUP, INC., ET AL., in the United States District Court, Southern District of New York (Civil Action No. 04-CV-00492), filed on January 21, 2004.

     - ROBERT S. BALLAGH, JR., Individually and On Behalf of All Others Similarly Situated, v. INVESCO FUNDS GROUP, INC., ET AL., in the United States District Court, District of Colorado (Civil Action No. 04-MK-0152), filed on January 28, 2004.

     - JONATHAN GALLO, Individually and On Behalf of All Others Similarly Situated, v. INVESCO FUNDS GROUP, INC., ET AL., in the United States District Court, District of Colorado (Civil Action No. 04-MK-0151), filed on January 28, 2004.

     - EILEEN CLANCY, Individually and On Behalf of All Others Similarly Situated, v. INVESCO ADVANTAGE HEALTH SCIENCES FUND, ET AL., in the United States District Court, Southern District of New York (Civil Action No. 04-CV-0713), filed on January 30, 2004.

     -    SCOTT WALDMAN, On Behalf of Himself and All Others Similarly Situated,
          v. INVESCO FUNDS GROUP, INC., ET AL., in the United States District Court, Southern District of New York (Civil Action No. 04-CV-00915), filed on February 3, 2004.

     - CARL E. VONDER HAAR and MARILYN P. MARTIN, On Behalf of Themselves and All Others Similarly Situated, v. INVESCO FUNDS GROUP, INC., ET AL., in the United States District Court, District of Colorado (Civil Action No. 04-CV-812), filed on February 5, 2004.

     -    HENRY KRAMER, Derivatively On Behalf of INVESCO ENERGY FUND, ET AL.,
          v. AMVESCAP, PLC, ET AL., in the United States District Court, District of Colorado (Civil Action No. 04-MK-0397), filed on March 4, 2004.

     - CYNTHIA L. ESSENMACHER, Derivatively On Behalf of INVESCO DYNAMICS FUND, ET AL., v. INVESCO FUNDS GROUPS, INC., ET AL., in the United States District Court, District of Delaware (Civil Action No. 04-CV-188), filed on March 29, 2004.

     - ANNE G. PERENTESIS (WIDOW) v. AIM INVESTMENTS, ET AL (INVESCO FUNDS GROUP, INC.), in the District Court of Maryland for Baltimore County (Case No. 080400228152005), filed on July 21, 2005.

All lawsuits based on allegations of market timing, late trading, and related issues have been transferred to the United States District Court for the District of Maryland (the "MDL Court") for consolidated or coordinated pre-trial proceedings. Pursuant to an Order of the MDL Court, plaintiffs in the above lawsuits (with the exception of Carl E. Vonder Haar, et al. v. INVESCO Funds Group, Inc. et al. and Mike Sayegh v. Janus Capital Corporation, et al.) consolidated their claims for pre-trial purposes into three amended complaints against various AIM- and IFG-related parties: (i) a Consolidated Amended Class Action Complaint purportedly brought on behalf of shareholders of the AIM Funds (the Lepera lawsuit discussed below); (ii) a Consolidated Amended Fund Derivative Complaint purportedly brought on behalf of the AIM Funds and fund registrants (the Essenmacher lawsuit discussed below); and (iii) an Amended Class Action Complaint for Violations of the Employee Retirement Income Securities Act ("ERISA") purportedly brought on behalf of participants in INVESCO's 401(k) plan (the Calderon lawsuit discussed below). The plaintiffs in the Vonder Haar and Sayegh lawsuits continue to seek remand of their lawsuits to state court. Set forth below is detailed information about these three amended complaints.

     - RICHARD LEPERA, Individually and On Behalf of All Others Similarly Situated (LEAD PLAINTIFF: CITY OF CHICAGO DEFERRED COMPENSATION PLAN),
          v. INVESCO FUNDS GROUP, INC., ET AL, in the MDL Court (Case No. 04-MD-15864; No. 04-CV-00814-JFM) (originally in the United States District Court for the District of Colorado), filed on September 29, 2004.

     - CYNTHIA ESSENMACHER, ET AL., Derivatively on Behalf of the Mutual Funds, Trusts and Corporations Comprising the Invesco and AIM Family of Mutual Funds v. AMVESCAP, PLC, ET AL., in the MDL Court (Case No. 04-MD-15864-FPS; No. 04-819), filed on September 29, 2004.

     - MIRIAM CALDERON, Individually and On Behalf of All Others Similarly Situated, v. AVZ, INC., ET AL., in the MDL Court (Case No. 1:04-MD-15864-FPS), filed on September 29, 2004.

On March 1, 2006, the MDL Court entered orders on Defendants' Motions to dismiss in the derivative (Essenmacher) and class action (Lepera) lawsuits. The MDL Court dismissed all derivative causes of action in the Essenmacher lawsuit but two: (i) the excessive fee claim under Section 36(b) of the Investment Company Act of 1940 (the "1940 Act"); and (ii) the "control person liability" claim under Section 48 of the 1940 Act. The MDL Court dismissed all claims asserted in the Lepera class action lawsuit but three: (i) the securities fraud claims under
Section 10(b) of the Securities Exchange Act of 1934; (ii) the excessive fee claim under Section 36(b) of the 1940 Act (which survived only insofar as plaintiffs seek recovery of fees associated with the assets involved in market timing); and (iii) the "control person liability" claim under Section 48 of the 1940 Act. On June 14, 2006, the MDL Court entered an order dismissing the Section 48 claim in the derivative (Essenmacher) lawsuit. Based on the MDL Court's March 1, 2006 and June 14, 2006 orders, all claims asserted against the Funds that have been transferred to the MDL Court have been dismissed, although certain Funds remain nominal defendants in the derivative (Essenmacher) lawsuit. Defendants filed their Original Answer in the class action (Lepera) lawsuit on March 31, 2006. The MDL Court has indefinitely deferred Defendants' obligation to answer the derivative (Essenmacher) lawsuit. The Plaintiffs in the class action (Lepera) lawsuit stipulated that their claims against AIM, ADI and AIM Investment Services, Inc. ("AIS") are based solely on successor liability for alleged timing in the AIM Funds formerly advised by IFG and that they are not making any claims based on alleged timing in the other AIM Funds. Based upon this stipulation, AIM withdrew its pending Motion to Dismiss the claims against AIM, ADI and AIS. On July 3, 2007, the Defendants filed an Omnibus Motion to Dismiss in both the class action (Lepera) and derivative (Essenmacher) lawsuits based on Plaintiffs' lack of standing to sue for injuries to funds the Plaintiffs do not own. On October 19, 2007, Judge Motz for the MDL Court denied the Defendants' Motion to Dismiss.

On September 15, 2006, Judge Motz for the MDL Court granted the AMVESCAP Defendants' motion to dismiss the ERISA (Calderon) lawsuit and dismissed such lawsuit. The Plaintiff has commenced an appeal from Judge Motz's decision.

Private Civil Actions Alleging Improper Use of Fair Value Pricing

Multiple civil class action lawsuits have been filed against various parties (including, depending on the lawsuit, certain AIM Funds, IFG and/or AIM) alleging that certain AIM Funds inadequately employed fair value pricing. These lawsuits allege a variety of theories of recovery, including but not limited to:
(i) violations of various provisions of the Federal securities laws; (ii) common law breach of duty; and (iii) common law negligence and gross negligence. These lawsuits have been filed in both Federal and state courts and seek such remedies as compensatory and punitive damages; interest; and attorneys' fees and costs. The list below identifies such lawsuits that have been served on IFG, AIM, the AIM Funds or related entities, or for which service of process has been waived.

     - T.K. PARTHASARATHY, ET AL, Individually And On Behalf Of All Others Similarly Situated, v. T. ROWE PRICE INTERNATIONAL FUNDS, INC., ET AL., in the Third Judicial Circuit Court for Madison County, Illinois (Case No. 2003-L-001253), filed on September 23, 2003. The Third Judicial Circuit Court for Madison County, Illinois has issued an order severing the claims of plaintiff Parthasarathy from the claims of the other plaintiffs against AIM and other defendants. As a result, AIM is a defendant in the following severed action: EDMUND WOODBURY, STUART ALLEN SMITH and SHARON SMITH, Individually And On Behalf Of All Others Similarly Situated, v. AIM INTERNATIONAL FUNDS, INC., ET AL., in the Third Judicial Circuit Court for Madison County, Illinois (Case No. 03-L-1253A). The claims made by Plaintiffs and the relief sought in the Woodbury lawsuit are identical to those in the Parthasarathy lawsuit. Based on a recent Federal appellate court decision (the "Kircher" case), AIM and the other defendants in the Woodbury lawsuit removed the action to Federal District Court (U.S. District Court, Southern District of Illinois, Cause No. 05-CV-302-DRH) on April 22, 2005. On June 10, 2005, the Court dismissed the Woodbury lawsuit based upon the Kircher ruling and ordered the court clerk to close this case. On August 27, 2005, Plaintiffs filed their Notice of Appeal. On September 2, 2005, the Federal Appellate Court consolidated the nine cases on this subject matter, including the case against AIM.

          AIM has submitted a statement to the Federal Appellate Court asserting that the U.S. Supreme Court's holding in the Dabit case mandates the dismissal of the Plaintiffs' appeals. The appeals were vacated and the suit remanded back to Illinois state court. The Defendants removed the suit to Federal District Court and the parties are contesting whether the proper venue for this action is the Federal District Court or the Illinois state court. On July 17, 2007, the Court lifted the Stay and ordered this case remanded back to Illinois State Court. On August 10, 2007, the Defendants filed their Motion to Dismiss this suit in the Illinois State Court.

     - JOHN BILSKI, Individually And On Behalf Of All Others Similarly Situated, v. AIM INTERNATIONAL FUNDS, INC., ET AL., in the United States District Court, Southern District of Illinois (East St. Louis) (Case No. 03-772), filed on November 19, 2003. This lawsuit has been transferred to the MDL Court by order of the United States District Court, Southern District of Illinois (East St. Louis).

Private Civil Actions Alleging Improper Mutual Fund Sales Practices and Directed-Brokerage Arrangements

Multiple civil lawsuits, including purported class action and shareholder derivative suits, were filed against various parties (including, depending on the lawsuit, AIM Management, IFG, AIM, AIS and/or certain of the trustees of the AIM Funds) alleging that the defendants improperly used the assets of the AIM Funds to pay brokers to aggressively promote the sale of the AIM Funds over other mutual funds and that the defendants concealed such payments from investors by disguising them as brokerage commissions. These lawsuits alleged a variety of theories of recovery, including but not limited to: (i) violation of various provisions of the Federal securities laws; (ii) breach of fiduciary duty; and (iii) aiding and abetting a breach of fiduciary duty. These lawsuits were filed in Federal courts and sought such remedies as compensatory and punitive damages; rescission of certain Funds' advisory agreements and distribution plans and recovery of all fees paid; an accounting of all fund-related fees, commissions and soft dollar payments; restitution of all unlawfully or discriminatorily obtained fees and charges; and attorneys' and experts' fees. The list below identifies such lawsuits that were served on IFG, AIM, the AIM Funds or related entities, or for which service of process was waived.

By order of the United States District Court for the Southern District of Texas, Houston Division, the claims made in the Beasley, Kehlbeck Trust, Fry, Apu and Bendix lawsuits discussed below were consolidated into the Boyce lawsuit discussed below and these other lawsuits were administratively closed. On September 29, 2006, the Court dismissed with prejudice all claims in the Boyce lawsuit except for the Section 36(b) claim, which Section 36(b) claim was dismissed with leave to amend to plead it properly as a derivative claim. On December 7, 2006, the plaintiffs in the Boyce lawsuit filed an amended complaint. The amended complaint, which was pleaded as a Section 36(b) derivative claim, included new allegations that the defendants charged excessive fees. All remaining claims in the Boyce lawsuit were dismissed with prejudice by the United States District Court for the Southern District of Texas, Houston Division on September 17, 2007.

     - JOY D. BEASLEY and SHEILA McDAID, Individually and On Behalf of All Others Similarly Situated, v. AIM MANAGEMENT GROUP INC., in the United States District Court for the District of Colorado (Civil Action No. 04-B-0958), filed on May 10, 2004. The plaintiffs voluntarily dismissed this case in Colorado and re-filed it on July 2, 2004 in the United States District Court for the Southern District of Texas, Houston Division (Civil Action H-04-2589).

     - RICHARD TIM BOYCE v. AIM MANAGEMENT GROUP INC., ET AL., in the United States District Court for the District of Colorado (Civil Action No. 04-N-0989), filed on May 13, 2004. The plaintiff voluntarily dismissed this case in Colorado and re-filed it on July 1, 2004 in the United States District Court for the Southern District of Texas, Houston Division (Civil Action H-04-2587).

     - KEHLBECK TRUST DTD 1-25-93, BILLY B. KEHLBECK AND DONNA J. KEHLBECK, TTEES v. AIM MANAGEMENT GROUP INC., ET AL., in the United States District Court for the Southern District of Texas, Houston Division (Civil Action No. H-04-2802), filed on July 9, 2004.

     - JANICE R. FRY, ET AL. v. AIM MANAGEMENT GROUP INC., ET AL., in the United States District Court for the Southern District of Texas, Houston Division (Civil Action No. H-04-2832), filed on July 12, 2004.

     - ROBERT P. APU, ET AL. v. AIM MANAGEMENT GROUP INC., ET AL., in the United States District Court for the Southern District of Texas, Houston Division (Civil Action No. H-04-2884), filed on July 15, 2004.

     - HARVEY R. BENDIX, ET AL. v. AIM MANAGEMENT GROUP INC., ET AL., in the United States District Court for the Southern District of Texas, Houston Division (Civil Action No. H-04-3030), filed on July 27, 2004.

Private Civil Actions Alleging Improper Charging of Distribution Fees on Limited Offering Funds or Share Classes

Multiple civil lawsuits, including shareholder derivative suits, were filed against various parties (including, depending on the lawsuit, IFG, AIM, ADI and/or certain of the trustees of the AIM Funds) alleging that the defendants breached their fiduciary duties by charging distribution fees while funds and/or specific share classes were closed generally to new investors and/or while other share classes of the same fund were not charged the same distribution fees. These lawsuits alleged a variety of theories of recovery, including but not limited to: (i) violation of various provisions of the Federal securities laws; and (ii) breach of fiduciary duty. These lawsuits were filed in Federal courts and sought such remedies as damages; injunctive relief; and attorneys' and experts' fees. By order of the United States District Court for the Southern District of Texas, Houston Division, the Lieber lawsuit discussed below was consolidated for pre-trial purposes into the Zucker lawsuit discussed below and administratively closed. The Zucker lawsuit was settled by the parties in November 2005 and dismissed with prejudice by the United States District Court for the Southern District of Texas, Houston Division. The Ragan lawsuit was settled by the parties in December 2005 and dismissed with prejudice by the United States District Court for the Southern District of Georgia, Dublin Division.

     - LAWRENCE ZUCKER, On Behalf Of AIM SMALL CAP GROWTH FUND and AIM LIMITED MATURITY TREASURY FUND, v. A I M ADVISORS, INC., in the United States District Court, Southern District of Texas, Houston Division (Civil Action No. H-03-5653), filed on December 10, 2003. In March 2005, the parties entered a Stipulation whereby, among other things, the Plaintiff agreed to dismiss without prejudice all claims against all of the individual defendants and his claims based on state law causes of action. This effectively limits this case to alleged violations of Section 36(b) against ADI.

     - STANLEY LIEBER, On Behalf Of INVESCO BALANCED FUND, ET AL., v. INVESCO FUNDS GROUP, INC. AND A I M ADVISORS, INC., in the United States District Court, Southern District of Texas, Houston Division (Civil Action No. H-03-5744), filed on December 17, 2003. In March 2005, the parties entered a Stipulation whereby, among other things, the Plaintiff agreed to dismiss without prejudice all claims against all of the individual defendants and his claims based on state law causes of action. This effectively limits this case to alleged violations of
          Section 36(b) against ADI.

     - HERMAN C. RAGAN, Derivatively, And On Behalf Of Himself And All Others Similarly Situated, v. INVESCO FUNDS GROUP, INC. AND A I M DISTRIBUTORS, INC., in the United States District Court for the Southern District of Georgia, Dublin Division (Civil Action No. CV304-031), filed on May 6, 2004.

Other Actions Involving AIM Floating Rate Fund

AIM Floating Rate Fund, along with numerous unrelated funds and financial institutions, has been named as a defendant in private civil actions based on its position as a creditor to certain entities that have filed petitions in bankruptcy courts. Set forth below are brief descriptions of those civil lawsuits in this category that either have been served or have had service of process waived.

     - ENRON CORP. v. J.P. MORGAN SECURITIES, INC., AIM FLOATING RATE FUND, ET AL., in the United States Bankruptcy Court, Southern District of New York, Case No. 01-16034(AJG), filed on November 6, 2003. This is an adversary proceeding alleging that payments made to AIM Floating Rate Fund and other creditors to prepay and/or redeem certain commercial paper prior to its maturity of Enron prior to its bankruptcy filing were preferential transfers. The relief sought includes recovery of the amount paid to the creditors, disallowance of Defendants' claims until these funds are returned, and attorneys' fees, costs and expenses. On June 15, 2005, the Court denied Defendants' Motion to Dismiss the Complaints. Because the Court refused to stay discovery pending the appeal, the Fund filed its Original Answer to the Complaint and responded to Enron's discovery requests. On October 18, 2005, Enron filed a Motion to Amend its Complaint and add INVESCO Institutional (N.A.), Inc. ("IINA") as a defendant based on allegations that it was involved in the challenged redemption of the Enron commercial paper. On May 30, 2006, the Court denied Enron's Motion to add IINA as a defendant.

     - ADELPHIA COMMUNICATIONS CORP. AND ITS AFFILIATE DEBTORS IN POSSESSION and OFFICIAL COMMITTEE OF UNSECURED CREDITORS OF ADELPHIA COMMUNICATIONS CORP. v. BANK OF AMERICA, individually and as Agent for various banks party to credit agreements, AIM FLOATING RATE FUND, ET AL., in the United States Bankruptcy Court for the Southern District of New York, Case No. 02-41729, filed July 6, 2003. This is an adversary proceeding by Adelphia Communications Corp. ("Adelphia") and related parties, along with its Official Committee of Unsecured Creditors, against more than 360 banks, financial services companies, insurance companies, investment banks, mutual funds and other parties that had arranged for the sale of, or purchased the bank debt of, Adelphia or its related parties. Named defendants include AIM Floating Rate Fund as a purchaser of this bank debt. The Complaint alleges that the purchasers of this bank debt knew, or should have known, that the loan proceeds would not benefit Adelphia, but instead would be used to enrich Adelphia insiders. It seeks avoidance of the loans and recovery of intentionally fraudulent transfers. Discovery for this case has been stayed and pending motions have not been ruled upon; however, the Court granted the Creditors' Committee standing to sue the defendants and may lift the stay to allow it to proceed with discovery. On September 28, 2005, the Debtors filed their Third Amended Plan and Disclosure Statement.

More detailed information regarding each of the civil lawsuits identified above, including the parties to the lawsuits and summaries of the various allegations and remedies sought, can be found in the Fund's statement of additional information.

As a result of the matters discussed above, investors in the AIM Funds might react by redeeming their investments. This might require the Funds to sell investments to provide for sufficient liquidity and could also have an adverse effect on the investment performance of the Funds.